 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A
Amendment No. 1
to
Form 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

MEREO BIOPHARMA GROUP PLC

(Exact name of registrant as specified in its charter)

England and Wales	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4th Floor, One Cavendish Place, London, W1G 0QF, United Kingdom	Not Applicable
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title for each class	Name of each exchange on which
to be so registered	each class is to be registered
American Depositary Shares, each representing five ordinary shares, nominal value £0.003 per share	The Nasdaq Stock Market LLC

Ordinary Shares, nominal value £0.003 per share*	The Nasdaq Stock Market LLC

________________

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

* Not for trading, but only in connection with the listing of the American Depositary Shares on The NASDAQ Stock Market LLC. Each American Depositary Share represents five ordinary shares and is being registered under the Securities Act of 1933, as amended, pursuant to a separate Registration Statement on Form F-6 (Reg. No.: 333-223890). Accordingly, the American Depositary Shares are exempt from the operation of Section 12(a) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 12a-8.

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable): 333-229351

Securities to be registered pursuant to Section 12(g) of the Act: None.

EXPLANATORY NOTE

This Amendment No. 1 on Form 8-A/A amends and restates in its entirety the information set forth in the Registration Statement on Form 8-A previously filed by Mereo BioPharma Group plc (the “Company”) on April 9, 2018.

Item 1. Description of Registrant’s Securities to be Registered.

The Company hereby incorporates by reference (a) the description of its ordinary shares, nominal value £0.003 per share, contained under the heading “Description of the Mereo Shares and Articles of Association,” (b) the description of its American Depositary Shares, each representing five ordinary shares, nominal value £0.003 per share, contained under the heading “Description of the Mereo ADSs” and (c) the information set forth under the heading “Material U.S. Federal Income Tax Considerations,” in each case, in the Company’s Registration Statement on Form F-4 (333-229351), originally filed with the Securities and Exchange Commission (the “Commission”) on January 25, 2019, as amended from time to time (the “Registration Statement”). In addition, all of the above-referenced descriptions included in any prospectus forming a part of the Registration Statement and subsequently filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, shall be deemed to be incorporated by reference herein.

Item 2. Exhibits.

Under the “Instructions as to Exhibits” section of Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on The Nasdaq Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 12, 2019

MEREO BIOPHARMA GROUP PLC

By:	/s/ Denise Scots-Knight
Name: Denise Scots-Knight
Title: Chief Executive Officer